UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

May 3, 2011

EVCARCO, INC.

(Exact Name of Registrant as Specified in Its Charter)

NEVADA

(State or Other Jurisdiction of Incorporation)

333-158293	26-3526039
(Commission File Number)	(IRS Employer Identification No.)

7703 Sand St Fort Worth, TX	76118
(Address of Principal Executive Offices)	(Zip Code)

817-595-0710

(Registrant's Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting  material  pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement  communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement  communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 3, 2011, EVCARCO, Inc. (the “Company”) entered into a Drawdown Equity Financing Agreement (“DEFA”) and Registration Rights Agreement (“RRA”) with Auctus Private Equity Fund, LLC (“Auctus”) providing for, among other things, the purchase and sale of the Company’s common stock as provided therein.

Under the RRA, the Company has committed to file a Registration Statement with the U.S. Securities and Exchange Commission within 90 days of this agreement, covering the shares to be sold under the DEFA.

Under the DEFA, starting on the effective date of the Registration Statement, Auctus has committed to purchasing from the Company up to Ten Million Dollars ($10,000,000) worth of Company’s common stock, par value $0.001 per share (“Shares”), over the period of thirty six (36) months.

The Company, at its discretion, but not more often than five (5) trading days apart, can request from Auctus a drawdown, in the maximum amount of greater of: Two Hundred and Fifty Thousand Dollars ($250,000) or the value of two hundred percent (200%) of the average daily volume for the prior ten (10) trading days.  Number of Shares delivered to Auctus under each drawdown shall be determined based on the price calculated at ninety three percent (93%) of the lowest closing trading price for the five days following the Drawdown Notice (as defined in the DEFA).  Auctus shall immediately cease reselling any Shares within a Drawdown Notice, if the per share price falls below minimum set in such notice by the Company, at its sole discretion.

The Company will pay Auctus an Origination Fee in the amount of $12,500 out of the proceeds received from the first drawdown under the DEFA.

Copies of the DEFA and the RRA are included as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are hereby incorporated by reference. All references to the DEFA and the RRA to this Current Report are qualified, in their entirety, by the text of such exhibits.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits

Exhibit Number	Description

10.1	Drawdown Equity Financing Agreement, by and between EVCARCO, Inc. and Auctus Private Equity Fund, LLC, dated May 3, 2011.

10.2	Registration Rights Agreement by and between EVCARCO, Inc. and Auctus Private Equity Fund, LLC, dated May 3, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVCARCO, Inc.

May 3, 2011	By:	/s/ Nikolay Frolov
Name: Nikolay Frolov
Title: CFO

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